UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 14, 2006	000-31267
Date of Report (Date of earliest event reported)	Commission File Number

IWT TESORO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	91-2048019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

191 Post Road West, Suite 10, Westport, CT 06880
(Address of Principal Executive Offices) (Zip Code)

(203) 271-2770
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing requirements of the registration under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 4.02                                             Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

IWT Tesoro will be restating  its previously issued financial statement for the quarter ended September 30, 2005 in order to modify its accounting of a $5.0 million secured convertible note issued in August 2005.  Tesoro had accounted for the note as debt, however after further assessment, Tesoro subsequently  determined that the note should have been accounted for as a derivative security. The note was initially convertible at a fixed conversion price, subject to certain modifications to the conversion price or upon issuing Tesoro shares at a price less than $2.74 per share.  On March 31, 2006, the terms of the note were modified to eliminate certain modifications to the conversion price upon issuing shares at less than $2.74 per share.

On April 19, 2006, management discussed its proposed change in accounting for the note with the Company’s Audit Committee and the Company’s independent auditors.  At that time, both the Audit Committee and the independent auditors concur with management’s decision to restate its Form 10-Q for the quarter ended September 30, 2006 to reflect the change in accounting.  ..  Tesoro intends to file the restatement as soon as practicable.

Accordingly, the previously issued financial statement for the quarter ended September 30, 2005 should no longer be relied upon.

Section 9.01.        Other Events

                On April 16, 2006, pursuant to the filings requirements for its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, Tesoro’s filing of the Report became delinquent.  On April 24, 2006, Tesoro issued a press release to disclose that the filing of its Annual Report has been delayed.   The delay is due to the company’s modification of the accounting for a $5.0 million convertible note described in Section 4.02 of this Form 8-K/A.  Tesoro expects to file its Annual Report as soon as practicable.

(d)           Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2006	IWT TESORO CORPORATION

/s/ Henry J. Boucher, Jr., President
By: Henry J. Boucher, Jr., President